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                                                                 EXHIBIT 10.19

                              SEPARATION AGREEMENT
                              --------------------

Burlington Northern Inc. ("Company") and Gerald Grinstein ("Employee") hereby enter into this Employment Separation Agreement ("Agreement") in accordance with the terms and conditions, and for the consideration, described below:

     1. Employee will remain on the payroll of the Company through December 30, 1995, at which time Employee's employment relationship with the Company will be terminated.

     2. Employee shall not be entitled to participation in any benefit plans, except as specified in this Agreement and his Consulting Agreement. The Company will provide Employee the following benefits:

          (a) Employee will be paid for his earned and accrued, but unused, 1995 and 1996 vacation.

          (b) Employee will be paid a lump sum separation payment of One Million, Five Hundred Thousand Dollars ($1,500,000) on December 30, 1995. Employee agrees that this payment is in lieu of any bonus for which he would have been eligible.

          (c) Employee shall have the right to request and receive a one-time cash payment at any time during a three-year period, commencing December 30, 1995, in an amount equal to 59,800 times a sum which is equal to the difference between $59.375 and the closing price of Burlington Northern Santa Fe Corporation's common stock on the date the request for payment is made by Employee.

          (d) Company will provide Employee with home sale benefits (except for Loss on Sale) described in Section 3 and relocation of household goods benefits as described in Section 8 of the Company's Exempt Employee Relocation Guide in effect on September 21, 1995. The right to the benefits described in this paragraph must be exercised by Employee prior to December 30, 1996, at which time these benefits expire.

In consideration of the foregoing, Employee hereby releases Company from any and all causes of action or claims arising out of or pertaining to his employment by Company, including, but not limited to, causes of action or claims based upon
(1) merger protection imposed by the Interstate Commerce Commission (ICC) on its decisions approving the Northern Lines (331 I.C.C. 228) or Frisco (360 I.C.C.
788) mergers or any other merger governed by the ICC; (2) any federal, state or municipal law related to employment discrimination, including the Age Discrimination in Employment Act, 29 U.S.C. (S)621 et seq., and the Americans with Disabilities Act; (3) any seniority of employment rights under any collective bargaining agreement; and (4)
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Gerald Grinstein
Page 2

Employee understands that the execution of this Agreement will not deprive him of any existing vested benefits under the Company's Pension Plan, Thrift and Profit Sharing Plan, Restricted Stock Incentive Plan, Stock Option Incentive Plan, or Deferred Compensation Plan.

Employee agrees not to disclose or to discuss with any person (except as permitted in the next sentence) the substance of this Agreement. The preceding sentence shall not be applicable to disclosure and/or discussion with representatives of the Internal Revenue Service, with immediate family members and with professionals from whom legal and/or financial advice is sought, provided they are instructed to keep the information confidential. Any breach of this requirement will subject Employee to forfeiture of any benefits payable hereunder.

Employee understands that he has the right to revoke within seven days after signing this Agreement. To do so, Employee understands that he must deliver the revocation by mail, postmarked within the seven day period, properly addressed to the Executive Vice President Employee Relations of the Company and sent certified mail, return receipt requested. After the revocation period has elapsed and Employee has not revoked, Employee understands this Agreement is irrevocable and binding upon his heirs, executors, administrators, legal representatives, successors and assigns. It is mutually agreed that this Agreement shall be subject to interpretation pursuant to the laws and statutes of the state of Texas, which is the situs of the Company's headquarters.

Employee acknowledges that, prior to signing this Agreement he has been advised to review his legal rights with a counsel of his choice and has either done so or knowingly waived his right to do so. Employee also acknowledges that he has been given 21 days to review this Agreement. Employee has signed this Agreement without duress or coercion of any type and has done so voluntarily and with understanding of the terms of this Agreement.

Any dispute over this Agreement shall be handled by arbitration under the Company's dispute resolution procedures.

/s/ Gerald Grinstein                      12/15/95
- --------------------                      --------------
Gerald Grinstein                          Date

APPROVED:

By Order of the Burlington Northern Inc.
Board of Directors on September 22, 1995

/s/ James B. Dagnon
- -------------------------------------------
James B. Dagnon
Executive Vice President Employee Relations
Burlington Northern Inc.
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CONSULTING AGREEMENT dated as of September 1995 (the "Agreement") by and between
Burlington Northern Inc., a Delaware corporation (the "Company"), and Gerald Grinstein ("Consultant").

     WHEREAS, the Consultant has served as the Chairman and Chief Executive Officer of the Company since July 1991, and has served in similar capacities at the Company's major subsidiary, Burlington Northern Railroad Company ("BNRR") and prior to 1991, has served in other senior executive positions at the Company and BNRR;

     WHEREAS, the Company has announced a Plan of Merger with Santa Fe Pacific Corporation, which is expected to become effective on September 22, 1995 (the "Merger");

     WHEREAS, Consultant is expected to serve the Company after the Merger as Chairman until January 1, 1996, as of which date he has announced his intention to retire;

     WHEREAS, in connection with the transition to the Company's new merged operations and management team, the Company's management desires that it be able to call upon the experience and knowledge of Consultant for consultation services and advice; and

     WHEREAS Consultant is willing to render such services to the Company on the terms and conditions hereinafter set forth in this Agreement.

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

     1. Term of Agreement. Consultant shall be retained by the Company for a period of three years commencing on January 1, 1996, which period may be extended or renewed by mutual agreement in writing of the parties hereto. The initial period and any extensions or renewals thereof shall constitute the "Consulting Term".

     2. Position and Responsibilities. Consultant agrees to make himself available to the
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Chief Executive Officer and the Board of Directors (including any committee thereof) of the Company to consult with them and to render such advice and services as may be reasonably required by such individuals; provided that in no event shall Consultant be required to consult for more than 90 days in any 12-month period during the Consulting Term. During the Consulting Term, consultant shall report directly to the Chief Executive Officer or the Board of Directors (or the applicable committee thereof) of the Company.

     3. Compensation. The Company shall pay Consultant a retainer (the "Retainer") of $375,000 per year, which amount shall be reduced to $262,000 on January 1, 1997 and shall be further reduced to $150,000 on January 1, 1998. The Retainer shall be payable in equal monthly installments during the Consulting Term. Consultant shall be entitled to the full Retainer regardless of the amount and frequency of consulting services actually rendered by him, subject to his continued compliance with Sections 2 and 8 of this Agreement.

     4. Expenses and Other Facilities. (a) Subject to Consultant's continued compliance with his obligations under Sections 2 and 8 of this Agreement, (i) Consultant shall be reimbursed in accordance with the policies of the Company for necessary and reasonable business expenses incurred by Consultant in connection with the performance of his duties hereunder; and

     (ii) Consultant shall be furnished with an office and secretary for his use, with available facilities comparable to those to which he has access on the date of this Agreement.

     (b) In consideration of his agreement to perform consulting services under this Agreement, Consultant shall be furnished, at the Company's expense, with financial planning services for the period beginning January 1, 1996 and ending December 31, 1996.

     5. Additional Amounts. In regard to a loan from the Company to Consultant which

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is currently outstanding, the Company agrees that as of January 1, 1997 and on
January 1 of each of the two succeeding years, subject to Consultant's continued compliance with his obligations under Sections 2 and 8 of this Agreement, the Company will forgive a portion of the amount of such loan which is outstanding on any such date, which portion shall be a fraction the numerator of which shall be 1 and the denominator of which shall be 3 in 1997, 2 in 1998, and 1 in 1999. In the event that Consultant breaches any of his obligations under Section 2 or
Section 8 of this Agreement, the then outstanding balance of the loan shall thereupon immediately become due and payable.

     6. Termination. (a) This Agreement and Consultant's retention hereunder may be terminated at any time by either the Company or Consultant upon thirty
(30) days prior written notice to the other. In the event of such a termination by the Company, other than termination for death, "Disability" or "Cause", as such terms are hereinafter defined, or in the event of a termination by Consultant for breach of this Agreement by the Company, Consultant shall be entitled to receive the Retainer for the remainder of the Consulting Term in accordance with Section 3. In addition, upon any such termination, Consultant shall be entitled to any amounts owing to him under Section 4, and immediate forgiveness in full of the outstanding balance of the loan referred to in
Section 5.

     (b) For purposes of this Agreement, "Cause" shall mean (i) Consultant's willful and continued failure to substantially perform his duties hereunder (other than as a result of Disability, as hereinafter defined, or as a result of breach of this Agreement by the Company, (ii) Consultant's intentional dishonesty in the performance of his duties hereunder or (iii) an act or acts on Consultant's part constituting a felony under the laws of the United States or any state

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thereof.

     (c) In the event of the termination of this Agreement as a result of Consultant's death, or as a result of his inability to perform his obligations hereunder due to physical or mental illness ("Disability"), the outstanding balance of the loan referred to in Section 5 shall thereupon immediately be forgiven in full. The existence of Disability shall be determined by a qualified physician selected by the Company and reasonably acceptable to Consultant.

     7.   Status; Taxes.

     (a) During the Consulting Term, Consultant shall not be an employee of the Company and shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company, except to the extent that he may be receiving benefits under any such plan as a result of his status as a former employee or retiree of the Company or BNRR. Consultant shall have no authority to act as an agent of the Company, except on authority specifically so delegated, and he shall not represent to the contrary to any person. Consultant shall only consult, render advice and perform such tasks as Consultant determines are necessary to achieve the results specified by the Company. He shall not direct the work of any employee of the Company, or make any management decisions, or undertake to commit the Company to any course of action in relation to third persons. Although the Company may specify the results to be achieved by Consultant and may control and direct him in that regard, the Company shall not control or direct Consultant as to the details or means by which such results are accomplished.

     (b) It is intended that the fees paid hereunder as shall constitute revenues to Consultant. To the extent consistent with applicable law, the Company will not withhold any amounts

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therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. Consultant shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes.

     8. Covenants. (a) During the Consulting Term, Consultant shall not directly or indirectly be or remain employed or retained by, or render any services to, any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise which is operating a Class I railroad in the United States, which employment or retention is in a capacity similar to that in which he has been employed by the Company or to that in which he is retained hereby or which services are similar to those he provided to the Company as Chairman and Chief Executive Officer or to those he is obligated to provide hereunder.

     (b) During and after the Consulting Term, Consultant shall not disclose or use for Consultant's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Consultant's breach of this covenant.

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     (c)  From and after the date hereof, Consultant shall not take any action or engage in any conduct which is inconsistent with or injurious to the interests of the Company, BNRR or any of their respective affiliates.

     9. Specific Performance. Consultant acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 3 would be inadequate and, in recognition of this fact, Consultant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

     10. Fees and Expenses. The Company agrees, in the event of a dispute between Consultant and the Company with respect to any of Consultant's rights under this Agreement, to reimburse Consultant for any and all reasonable legal fees and related expenses incurred by Consultant in connection with enforcing such rights if Consultant is successful as to at least part of the disputed claim by reason of arbitration, litigation or settlement.

     11.  Miscellaneous.

     (a)  Governing law; No Liability of Consultant.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Consultant shall not be subject to liability for breach of this Agreement by reason of his termination of his retention hereunder.

     (b) Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the retention of Consultant by the Company. There

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are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

     (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

     (e) Assignment. This Agreement shall not be assignable by Consultant and shall be assignable by the Company only with the consent of Consultant; provided that no such assignment by the Company shall relieve the Company of any liability hereunder, whether accrued before or after such assignment.

     (f) Arbitration. Any dispute between the parties to this Agreement arising from or relating to the terms of this Agreement or the retention of Consultant by the Company shall be submitted to arbitration in Fort Worth, Texas under the auspices of the American Arbitration Association.

     (g)  Successors; Binding Agreement.

     (i) Except in the instance in which this Agreement will become binding upon a

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successor to the Company by operation of law, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or the assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Except in the instance in which this Agreement will become binding upon a successor by operation of law, failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Consultant to compensation from the Company in the same amount and on the same terms as consultant would be entitled hereunder if such succession had not occurred.

     (ii) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. If Consultant should die while any amount would still be payable to Consultant hereunder if Consultant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the devisee, legatee or other designee of Consultant or, if there is no such designee, to the estate of Consultant; provided, however, that in accordance with Section 6(c), the loan referred to in Section 5 shall be forgiven in full upon Consultant's death.

     (h)  Notice.   For the purposes of this Agreement, notices and all other
communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement (and, in the case of notices to the Company, directed to the attention of the

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Chief Executive Officer of the Company); or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     (i) Counterparts; Effectiveness. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                    /s/ Gerald Grinstein
                                    --------------------
                                    Gerald Grinstein
                                    Address
                                    500 Alta Dr.
                                    Fort Worth, Texas
                                    76107

                                    BURLINGTON NORTHERN INC.

                                    By: /s/ James B. Dagnon
                                        -------------------
                                    Title:  Executive Vice President
                                    Employee Relations
                                    3800 Continental Plaza
                                    777 Main Street
                                    Fort Worth, Texas 76102-5384

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